Exhibit 10.35

Silicon Image, Inc.

Bonus Plan for Fiscal Year 2004

1.              Purpose

The purpose of this Bonus Plan (this “Plan”) is to provide financial incentives for certain executive1 and non-executive2 employees (“Executives” and “Non-Executives”, respectively) of Silicon Image, Inc. (the “Company”) to meet and exceed the Company’s annual financial goals.

2.              Eligibility

Executives and Non-Executives of the Company selected by the Committee (the “Participants” and each a “Participant”) shall be eligible to participate in this Plan.  Participation in this Plan is on a fiscal year basis and in the sole discretion of the Compensation Committee of the Company’s Board of Directors (the “Committee”).

3.              Administration

a.             This Plan shall be administered by the Committee which may delegate specific administrative tasks to others as appropriate for administration of this Plan.

b.             Subject to the provisions of this Plan, the Committee shall have exclusive authority to designate Participants, the amount of each Participant’s award under this Plan (the “Award”), the date when any performance goals are measured, and the date when Awards (if any) will be paid.

c.             The Committee shall have all discretion and authority necessary or appropriate to administer this Plan, including, but not limited to, the power to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in the administration of this Plan, and such determination shall be final and binding upon all persons having an interest in this Plan.

d.             A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at a meeting at which a quorum is present or any action taken without a meeting by a writing executed by all of the members of the Committee shall constitute the act of the Committee.

e.             All expenses and liabilities incurred by the Committee in the administration of this Plan shall be borne by the Company.  The Committee may employ attorneys, consultants, accountants, or other persons.  The Committee and the Company and its officers and directors shall be entitled to rely upon the advice, opinion, or valuations of any such persons.  No member of the Committee shall be personally liable for any action, determination, or interpretation taken or made with respect to this Plan, unless such action, determination, or interpretation constitutes criminal misconduct or willful negligence or demonstrates bad faith, and all members of the Committee shall be fully protected by the Company in respect of any such action, determination or interpretation.

4.              Bonus Pool Establishment

Subject to the terms and conditions of this Plan, the Company will establish a cash bonus pool if actual earnings per share (calculated on a pro forma3 basis) for the fiscal year ended December 31, 2004

1 “Executive” means an employee of the Company at the level of Vice President or above employed by the Company or any affiliated Company as determined by the Committee.

2 “Non-Executive” means an employee of the Company, other than an Executive, employed by the Company or any affiliated Company as determined by the Committee.

3 Excludes stock compensation expense, amortization of intangible assets, patent defense costs, acquisition integration costs, restructuring costs, and gains on escrow settlement, as well as any other items required to be excluded under applicable laws, rules and regulations.

(“Actual EPS”) exceeds the baseline earnings per share for the fiscal year established by the Committee (“Bonus EPS”).  If Actual EPS does not exceed Bonus EPS, then no cash bonus pool will be established.  The amount of the cash bonus pool will be based on the amount by which Actual EPS exceeds Bonus EPS, with the level of such pool equal to an increasing percentage (starting at 10% and capped at 50%) of each $0.01 of incremental Actual EPS above Bonus EPS.  The maximum amount of the cash bonus pool shall be $3,200,000.  The foregoing is illustrated by the following table.

Actual EPS	Incremental Pool Percentage	Incremental Pool Dollars	Cumulative Pool Dollars
Bonus EPS + $0.000	N/A	$0	$0
Bonus EPS + $0.010	N/A	$0	$0
Bonus EPS + $0.021	10%	$80,000	$80,000
Bonus EPS + $0.033	20%	$160,000	$240,000
Bonus EPS + $0.046	30%	$240,000	$480,000
Bonus EPS + $0.060	40%	$320,000	$800,000
Bonus EPS + $0.075	50%	$400,000	$1,200,000
Bonus EPS + $0.090	50%	$400,000	$1,600,000
Bonus EPS + $0.105	50%	$400,000	$2,000,000
Bonus EPS + $0.120	50%	$400,000	$2,400,000
Bonus EPS + $0.135	50%	$400,000	$2,800,000
Bonus EPS + $0.150	50%	$400,000	$3,200,000
Bonus EPS + $0.160	0%	$0	$3,200,000
Bonus EPS + $0.170	0%	$0	$3,200,000

Table values assume, for purposes of this example, 80,000,000 common shares outstanding.  Figures will adjust according to changes in Bonus EPS and common shares outstanding.

5.              Bonus Pool Allocation

Any cash bonus pool established pursuant to this Plan will be allocated between the Executive Participants and Non-Executive Participants.  The respective percentages of the cash bonus pool allocated between the Executive Participants and Non-Executive Participants will be based on the amount by which Actual EPS exceeds Bonus EPS, with the percentage allocated to Executive Participants increasing with each $0.01 of incremental Actual EPS above Bonus EPS.  The percentage split between the Executive Participants and Non-Executive Participants will start at 0/100 and become fixed at 30/70 at the maximum bonus pool level.  The amounts of Awards, if any, allocable to individual Executive Participants will be determined by the Committee in its sole discretion.  The maximum Award allocable to individual Executive Participants, expressed as a percentage of base salary, shall be 50% for the Chief Executive Officer, 40% for the President, 35% for the Division President of Storage Group, Chief Financial Officer and Chief Technical Officer, and 30% for the Executive Vice Presidents and Vice Presidents.  The amounts of Awards, if any, allocable to individual Non-Executive Participants will be determined by Company management and submitted to the Committee for approval.  The maximum Award allocable to individual Non-Executive Participants, expressed as a percentage of base salary, shall be 20% for directors, 10% for managers and 5.5% for individual contributors.  For any individual who occupies more than one office or position, the maximum percentage corresponding to the most senior office or position shall be the applicable maximum percentage.  The Committee will set the maximum percentage applicable to any offices or positions not listed above.  The foregoing is illustrated by the following table.

Actual EPS	Cumulative Pool Dollars	Executive Percentage	Non-Executive Percentage	Executive Allocation	Non-Executive Allocation
Bonus EPS + $0.000	$0	0.0%	0.0%	$0	$0
Bonus EPS + $0.010	$0	0.0%	0.0%	$0	$0
Bonus EPS + $0.021	$80,000	0.0%	100.0%	$0	$80,000
Bonus EPS + $0.033	$240,000	0.0%	100.0%	$0	$240,000
Bonus EPS + $0.046	$480,000	0.0%	100.0%	$0	$480,000
Bonus EPS + $0.060	$800,000	0.0%	100.0%	$0	$800,000
Bonus EPS + $0.075	$1,200,000	5.0%	95.0%	$60,000	$1,140,000
Bonus EPS + $0.090	$1,600,000	10.0%	90.0%	$160,000	$1,440,000
Bonus EPS + $0.105	$2,000,000	15.0%	85.0%	$300,000	$1,700,000
Bonus EPS + $0.120	$2,400,000	20.0%	80.0%	$480,000	$1,920,000
Bonus EPS + $0.135	$2,800,000	25.0%	75.0%	$700,000	$2,100,000
Bonus EPS + $0.150	$3,200,000	30.0%	70.0%	$960,000	$2,240,000
Bonus EPS + $0.160	$3,200,000	30.0%	70.0%	$960,000	$2,240,000
Bonus EPS + $0.170	$3,200,000	30.0%	70.0%	$960,000	$2,240,000

Table values assume, for purposes of this example, 80,000,000 common shares outstanding.  Figures will adjust according to changes in Bonus EPS and common shares outstanding.

6.              Payment

Awards under this Plan will distributed as soon as reasonably practicable following (i) public disclosure of the Company’s financial results for the fiscal year ended December 31, 2004, (ii) calculation of Actual EPS and (iii) any determination of the amounts of the bonus pool allocable to individual Executive Participants and Non-Executive Participants.  Participants must be employed by the Company as employees at the time of distribution in order to be eligible to receive payment of Awards, unless otherwise determined by the Committee in its sole discretion.  The Committee may impose additional eligibility requirements on payment of any Awards in its sole discretion.

7.              General Provisions

a.             No Prior Funding

No amounts payable under this Plan shall be funded, set aside or otherwise segregated prior to payment.  The obligation to pay the Awards shall at all times be an unfunded and unsecured obligation of the Company and the Company shall not be required to incur indebtedness to fund the bonus pool unless otherwise directed to do so by the Committee.  Participants shall have the status of general creditors.  This Plan is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, and is not subject to any provisions of the Employee Retirement Income Security Act of 1974.

b.             No Obligation to Employ

Eligibility for participation in this Plan is not evidence of, nor does it constitute, a contract of employment between the Company and any individual.  Nothing in this Plan will confer or be deemed to confer on any individual any right to continue in the employ of the Company or limit in any way the right of the Company to terminate an individual’s employment at any time, with or without cause.  This Plan is not intended to and does not create any legal rights for any employee.

c.             Amendment or Termination of Plan

This Plan may be amended or terminated by the Board or the Committee at any time prior to payment of Awards hereunder.

d.             Headings

The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

e.             Withholding of Taxes

To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any benefit realized by a Participant under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the realization of such benefit that the Participant make arrangements satisfactory to the Company for payment of the balance of such taxes required or requested to be withheld.

f.              Choice of Law

All questions concerning the construction, validity and interpretation of this Plan will be governed by the law of the State of California.  Any Award will not be effective unless such Award is made in compliance with all applicable laws, rules and regulations.